Exhibit 23.2

               [letterhead of Cherry, Bekaert & Holland, L.L.P.]








                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Citizens South Bank Employees' Savings & Profit Sharing Plan) of Citizens South Banking Corporation (formerly Gaston Federal Bancorp, Inc.) of our report dated January 30, 2002, relating to the consolidated financial statements of Citizens South Banking Corporation and subsidiaries as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and September 30, 2000 and the three month period ended December 31, 2000, which report is included in the December 31, 2001 annual report on Form 10-KSB of Gaston Federal Bancorp, Inc.


/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
February 13, 2003